As filed with the Securities and Exchange Commission on October 8, 2015

Securities Act File No. 333-204192

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No.
☒ Post-Effective Amendment No. 1

Thrivent Mutual Funds

(Exact name of registrant as specified in charter)

625 Fourth Avenue South

Minneapolis, Minnesota 55415

(Address of principal executive offices)

(612) 844-4198

(Area Code and Telephone Number)

Michael W. Kremenak

Secretary and Chief Legal Officer

625 Fourth Avenue South

Minneapolis, Minnesota 55415

(Name and address of agent for service)

No filing fee is due herewith because of reliance on Section 24(f) of the Investment Company Act, as amended.

THRIVENT MUTUAL FUNDS

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Proxy Statement/Prospectus – Incorporated herein by reference to the definitive form of Proxy Statement /Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on June 18, 2015

Part B – Statement of Additional Information – Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act on June 18, 2015

Part C – Other Information

Signature Page

The purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on June 15, 2015; (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16 (12) of the Form N-14; and the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary. Other exhibits for the Registrant are filed herewith, as well.

PART C: OTHER INFORMATION

Item 16. Exhibits

1.1	Declaration of Trust (1)

1.2	Amendment No. 1 to Declaration of Trust (5)

2	Amended and Restated By laws (11)

3	Not Applicable

4.1	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Large Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Natural Resources Fund, a series of the Registrant (*)

4.2	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Mid Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Mid Cap Growth Fund, a series of the Registrant (*)

4.3	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Mid Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Mid Cap Value Fund, a series of the Registrant (*)

4.4	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Small Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Partner Small Cap Growth Fund, a series of the Registrant (*)

4.5	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Small Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Partner Small Cap Value Fund, a series of the Registrant (*)

5.	Not Applicable

6.1	Investment Advisory Agreement with Thrivent Asset Management, LLC (7)

6.2	Amendment No. 1 to Investment Advisory Agreement (9)

6.3	Amendment No. 2 to Investment Advisory Agreement (12)

6.4	Amendment No. 3 to Investment Advisory Agreement (12)

6.5	Amendment No. 4 to Investment Advisory Agreement (12)

6.6	Amendment No. 5 to Investment Advisory Agreement (15)

6.7	Amendment No. 6 to Investment Advisory Agreement (16)

6.8	Amendment No. 7 to Investment Advisory Agreement (17)

6.9	Amendment No. 8 to Investment Advisory Agreement (*)

6.10	Amendment No. 9 to Investment Advisory Agreement (*)

6.11	Investment Subadvisory Agreement with T. Rowe Price Associates with respect to Thrivent Partner Small Cap Value Fund (7)

6.12	Amendment No. 1 to Investment Subadvisory Agreement with T. Rowe Price Associates, Inc. with respect to Thrivent Partner Small Cap Value Fund (16)

6.13	Amended and Restated Investment Subadvisory Agreement with Mercator Asset Management, LP with respect to Thrivent Partner International Stock Fund (8)

6.14	Amendment to Investment Subadvisory Agreement with Mercator Asset Management, LP with respect to Thrivent Partner International Stock Fund and Thrivent Partner Worldwide Allocation Fund (10)

6.15	Amendment No. 2 to Investment Subadvisory Agreement with Mercator Asset Management, LP with respect to Thrivent Partner International Stock Fund and Thrivent Partner Worldwide Allocation Fund (14)

6.16	Investment Subadvisory Agreement with Principal Global Investors, LLC with respect to Thrivent Partner International Stock Fund (8)

6.17	Amendment to Investment Subadvisory Agreement with Principal Global Investors, LLC with respect to Thrivent Partner International Stock Fund and Thrivent Partner Worldwide Allocation Fund (10)

6.18	Amendment No. 2 to Investment Subadvisory Agreement with Principal Global Investors, LLC with respect to Thrivent Partner International Stock Fund and Thrivent Partner Worldwide Allocation Fund (14)

6.19	Investment Subadvisory Agreement with Goldman Sachs Asset Management, L.P. with respect to Thrivent Partner Mid Cap Value Fund (7)

6.20	Amendment No. 1 to Investment Subadvisory Agreement with Goldman Sachs Asset Management, L.P. with respect to Thrivent Partner Mid Cap Value Fund (12)

6.21	Investment Subadvisory Agreement with Goldman Sachs Asset Management, L.P. with respect to Thrivent Partner Worldwide Allocation Fund (10)

6.22	Amendment No. 1 to Investment Subadvisory Agreement with Goldman Sachs Asset Management, L.P. with respect to Thrivent Partner Worldwide Allocation Fund (17)

6.23	Investment Subadvisory Agreement with Aberdeen Asset Management Investment Services Limited with respect to Thrivent Partner Worldwide Allocation Fund (10)

6.24	Amendment No. 1 to Investment Subadvisory Agreement with Aberdeen Asset Managers Limited with respect to Thrivent Partner Worldwide Allocation Fund (16)

6.25	Form of Amendment No. 2 to Investment Subadvisory Agreement with Aberdeen Asset Managers Limited with respect to Thrivent Partner Worldwide Allocation Fund and Thrivent Partner Emerging Markets Equity Fund (18)

7.1	Distribution Agreement with Thrivent Investment Management Inc. (2)

7.2	Amendment No. 14 to Distribution Agreement (9)

7.3	Amendment No. 15 to Distribution Agreement (12)

7.4	Amendment No. 16 to Distribution Agreement (16)

7.5	Amendment No. 17 to Distribution Agreement (*)

7.6	Amendment No. 18 to Distribution Agreement (*)

8	Not Applicable

9	Custodian Agreement with State Street Bank and Trust (3)

10.1	Rule 12b-1 Plan (4)

10.2	Rule 18f-3 Plan (6)

11.	Opinion and Consent of Counsel (18)

12.1	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Natural Resources Fund, a series of Thrivent Mutual Funds into Thrivent Large Cap Stock Fund, a series of the Registrant, dated August 28, 2015 (*)

12.2	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Mid Cap Growth Fund, a series of Thrivent Mutual Funds into Thrivent Mid Cap Stock Fund, a series of the Registrant, dated August 28, 2015 (*)

12.3	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Mid Cap Value Fund, a series of Thrivent Mutual Funds into Thrivent Mid Cap Stock Fund, a series of the Registrant, dated August 28, 2015 (*)

12.4	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Small Cap Growth Fund, a series of Thrivent Mutual Funds into Thrivent Small Cap Stock Fund, a series of the Registrant, dated August 28, 2015 (*)

12.5	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Small Cap Value Fund, a series of Thrivent Mutual Funds into Thrivent Small Cap Stock Fund, a series of the Registrant, dated August 28, 2015 (*)

13.1	Administrative Services Agreement, effective as of January 1, 2009, between Registrant and Thrivent Asset Management, LLC (11)

13.2	Amendment No. 1 to Administrative Services Agreement (12)

13.3	Amendment No. 2 to Administrative Services Agreement (16)

13.4	Amendment No. 3 to Administrative Services Agreement (17)

13.5	Amendment No. 4 to Administrative Services Agreement (*)

13.6	Amendment No. 5 to Administrative Services Agreement (*)

13.7	Transfer Agency Agreement between Registrant and Thrivent Financial Investor Services Inc. (5)

13.8	Amendment No. 1 to Transfer Agency Agreement between Registrant and Thrivent Financial Investors Services Inc. (11)

13.9	Amendment No. 2 to Transfer Agency Agreement between Registrant and Thrivent Financial Investors Services Inc. (11)

13.10	Expense Reimbursement Letter Agreement (18)

14.	Consent of Independent Registered Public Accounting Firm (18)

15.	Not Applicable

16	Powers of Attorney (18)

17.	Not Applicable

(1)	Incorporated by reference from Post-Effective Amendment No. 26 to the registration statement of Registrant, file no. 33-12911, filed on June 25, 1998.
(2)	Incorporated by reference from Post-Effective Amendment No. 36 to the registration statement of Registrant, file no. 33-12911, filed on December 29, 1999.
(3)	Incorporated by reference from Post-Effective Amendment No. 44 to the registration statement of Registrant, file no. 33-12911, filed on June 27, 2003.
(4)	Incorporated by reference from the initial registration statement of Registrant on Form N-14, file no. 333-113514, filed on March 11, 2004.
(5)	Incorporated by reference from Post-Effective Amendment No. 52 to the registration statement of Registrant, file no. 33-12911, filed on July 14, 2004.
(6)	Incorporated by reference from Post-Effective Amendment No. 58 to the registration statement of Registrant, file no. 33-12911, filed on December 15, 2005.
(7)	Incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Registrant, file no. 33-12911, filed on February 22, 2006.
(8)	Incorporated by reference from Post-Effective Amendment No. 61 to the registration statement of Registrant, file no. 33-12911, filed on February 26, 2007.
(9)	Incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Registrant, file no. 33-12911, filed on November 29, 2007.
(10)	Incorporated by reference from Post-Effective Amendment No. 63 to the registration statement of Registrant, file no. 33-12911, filed on February 21, 2008.
(11)	Incorporated by reference from Post-Effective Amendment No. 64 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2009.
(12)	Incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Registrant, file no. 33-12911, filed on December 7, 2009.
(13)	Incorporated by reference from Post-Effective Amendment No. 68 to the registration statement of Registrant, file no. 33-12911, filed on February 24, 2011.
(14)	Incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-175210, filed on September 11, 2011.
(15)	Incorporated by reference from Post-Effective Amendment No. 69 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2012.
(16)	Incorporated by reference from Post-Effective Amendment No. 74 to the registration statement of Registrant, file no. 33-12911, filed on February 26, 2013.
(17)	Incorporated by reference from Post-Effective Amendment No. 76 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2014.
(18)	Incorporated by reference from Post-Effective Amendment No. 78 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2015.

*	Filed herewith

Item 17.	Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 8th day of October 2015.

THRIVENT MUTUAL FUNDS

/s/ MICHAEL W. KREMENAK
Michael W. Kremenak
Secretary and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 8th day of October 2015.

Signature	Title

/s/ DAVID S. ROYAL David S. Royal	President and Trustee (Principal Executive Officer)

/s/ GERARD V. VAILLANCOURT Gerard V. Vaillancourt	Treasurer (Principal Financial and Accounting Officer)

* Janice B. Case	Trustee

* Richard L. Gady	Trustee

* Richard A. Hauser	Trustee

* Marc S. Joseph	Trustee

* Paul R. Laubscher	Trustee

* James A. Nussle	Trustee

* Douglas D. Sims	Trustee

* Constance L. Souders	Trustee

/S/ RUSSELL W. SWANSON Russell W. Swanson	Trustee

*	Michael W. Kremenak, by signing his name hereto, does hereby sign this document on behalf of each of the above-named Trustees and Officers of Thrivent Mutual Funds pursuant to the powers of attorney duly executed by such persons.

Dated: October 8, 2015	/s/ MICHAEL W. KREMENAK
Michael W. Kremenak
Attorney-In-Fact

Index to Exhibits

Item Number	Name of Exhibit

4.1	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Large Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Natural Resources Fund, a series of the Registrant

4.2	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Mid Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Mid Cap Growth Fund, a series of the Registrant

4.3	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Mid Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Partner Mid Cap Value Fund, a series of the Registrant

4.4	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Small Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Partner Small Cap Growth Fund, a series of the Registrant

4.5	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Small Cap Stock Fund, a series of Thrivent Mutual Funds and Thrivent Partner Small Cap Value Fund, a series of the Registrant

6.9	Amendment No. 8 to Investment Advisory Agreement

6.10	Amendment No. 9 to Investment Advisory Agreement

7.5	Amendment No. 17 to Distribution Agreement

7.6	Amendment No. 18 to Distribution Agreement

12.1	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Natural Resources Fund, a series of Thrivent Mutual Funds into Thrivent Large Cap Stock Fund, a series of the Registrant, dated August 28, 2015

12.2	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Mid Cap Growth Fund, a series of Thrivent Mutual Funds into Thrivent Mid Cap Stock Fund, a series of the Registrant, dated August 28, 2015

12.3	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Mid Cap Value Fund, a series of Thrivent Mutual Funds into Thrivent Mid Cap Stock Fund, a series of the Registrant, dated August 28, 2015

12.4	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Small Cap Growth Fund, a series of Thrivent Mutual Funds into Thrivent Small Cap Stock Fund, a series of the Registrant, dated August 28, 2015

12.5	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Small Cap Value Fund, a series of Thrivent Mutual Funds into Thrivent Small Cap Stock Fund, a series of the Registrant, dated August 28, 2015

13.5	Amendment No. 4 To Administrative Services Agreement

13.6	Amendment No. 5 To Administrative Services Agreement